Exhibit 99.1

NEWS RELEASE

Media Contact:
Kathy Stahlman, @Road Public Relations
(415) 333-9991
kstahlman@road-inc.com

Investor Contact:
David Lebedeff, @Road VP, Investor Relations
(510) 870-1317
dlebedeff@road-inc.com

@Road to Acquire Vidus Limited

Acquisition Extends @Road Leadership as one of the Most Comprehensive Providers of Mobile
Resource Management Services

FREMONT, Calif. and IPSWICH, United Kingdom – December 15, 2004 – @Road® (Nasdaq: ARDI), a leading provider of mobile resource management (MRM) services, and Vidus Limited, a leading provider of dynamic field service automation solutions, today announced that they have signed a definitive agreement providing for the acquisition of Vidus by @Road.

“Our customers and prospects, especially our large customers and prospects, have been asking for an integrated mobile resource management solution that allows them to manage both mobile workers and their work,” stated Krish Panu, @Road president and CEO. “We believe that the complementary integration of the two companies’ products and services will allow us to offer a dynamic mobile resource management solution to manage both mobile workers and their work,” continued Mr. Panu.

The planned acquisition of Vidus positions @Road to:

•	integrate the best-of-breed technology for dynamic scheduling, dispatching, routing, and appointment booking of mobile workers

•	expand business to Europe and other international markets

•	use software sales and installations to drive new services and subscriptions to a worldwide market

•	cross-sell the companies’ solutions as well as further develop the combined technologies to provide customers seamlessly integrated services

•	further penetrate key vertical markets, including utilities, telco and cable and broadband markets

•	access to large enterprise customer prospects

“We believe that this acquisition opens the door to @Road becoming a worldwide leader in mobile resource management,” concluded Mr. Panu.

With a strong market presence in Europe, the Vidus dynamic field service automation software solutions targets mid- and large-sized organizations in the utilities, telecommunications and cable industries. Vidus has more than 100 employees worldwide, with a presence in the U.K., Germany, Hungary, Italy, France, Spain and North America. Major customers include British Telecommunications, Centrica/British Gas, and NTL. Since its inception in 2003, Vidus has entered into customer contracts with a minimum contracted value of approximately £25 million to £30 million, which range from 3 years to 5 years in duration.

“Vidus and @Road share a similar objective – to deliver market-leading products and services to our customers that improve the quality of service and productivity of their mobile workers. We believe that this shared vision will significantly benefit both existing and new customers,” said Martin Knestrick, Vidus’s CEO. “By joining @Road we believe that we will be able to accelerate our product development plans, offer our products to companies in core markets that are already @Road customers, and expand into several additional markets where @Road has established itself. We believe that the transaction also offers good value for our shareholders.”

Under the terms of the agreement, @Road will issue 5.6 million shares of its common stock, and newly created interest-bearing redeemable preferred stock in face amount of approximately $10 million, and will extinguish for cash existing debt of approximately $4.4 million in exchange for all of the outstanding shares of Vidus capital stock and all vested options to purchase shares of Vidus capital stock. Approximately one year after completion, the total consideration is subject to an adjustment of not more than approximately $16 million based on the highest average closing price of @Road common stock over a specified period. The total of all consideration after taking into account the effect of the adjustment, if any, is capped at approximately $54.7 million excluding transaction fees. @Road will effect the acquisition through the direct purchase of all of the outstanding Vidus preferred shares from the sole Vidus preferred shareholder and will make an exchange offer to acquire all of the Vidus common shares and vested options to purchase Vidus common shares. The transaction has been unanimously approved by the boards of directors of both companies and is subject to customary closing conditions, including the acceptance of the exchange by the holders of Vidus common shares. Holders of approximately 94% of the outstanding Vidus common shares have agreed to exchange their Vidus common shares in the exchange offer. The transaction is expected to close in the first quarter 2005.

The transaction will be accounted for under the purchase method of accounting. @Road management will provide further information on the expected impact of purchase accounting on the combined company’s financial statements following completion of the transaction.

Upon completion of the acquisition, Vidus will become a wholly-owned subsidiary of @Road, and will remain located in its current headquarters in Ipswich, United Kingdom. @Road intends to operate Vidus as a division of the company.

All references to dollars and “$” in this press release are to United States dollars.

Conference Call and Webcast

@Road will host a conference call today at 2:00 p.m. Pacific time to discuss the proposed acquisition. To join the call, please call 800-946-0712 or 719-457-2641 approximately 10 minutes before the start of the call. The pass code for the conference call is 865763.

A replay of the conference call will be available through December 29, 2004. The recording will be available approximately two hours after the completion of the conference call. Please call 510-870-1413 for the conference call replay information. @Road cautions the reader that the time and/or manner of the live teleconference, and replay may change for administrative or other reasons outside the company’s control.

To listen to the Webcast, please go to the Investor Relations page of the @Road Web site at www.road.com and click on the link to the conference call.

@Road encourages you to review the Web site in advance of the Webcast to ensure that your computer is configured properly.

About @Road

@Road, Inc. (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service, and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to approximately 131,000 mobile workers in North America every day. The company has headquarters in Fremont, CA and secure networked data centers on both U.S. coasts. For more information, visit the @Road Web site at www.road.com.

About Vidus

In today’s increasingly complex and changing world, Vidus enables service providers to deliver a high quality of experience to their customers at the right time, the first time.

Vidus was created to enable service providers to deliver high-quality service experience to their customers by providing a unified, up-to-the minute view across the field service resource network. Through extensive operational research and development, Vidus’ technology was purpose-built to help increase customer profitability by addressing the disconnection between customer acquisition, customer satisfaction, retention and growth.

Vidus was spun out from British Telecommunications in April 2003 with venture backing from New Venture Partners, an internationally recognized corporate venturing firm. In its initial year of operations, Vidus increased the adoption of software licenses by 73%. Major customers now include British Telecommunications, Centrica/British Gas, and NTL. With more than 100 employees worldwide, the company has a presence in the U.K., Germany, Hungary, Italy, France, Spain and North America. Visit www.vidus.com for more information about Vidus and taskforce.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

@Road files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed with the SEC by @Road at the SEC Public Reference Rooms at 450 Fifth Street NW, Washington, DC 20549 or at any of the SEC’s other public reference rooms in New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. @Road filings with the SEC are also available from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

This press release contains forward-looking statements that involve risks and uncertainties concerning the proposed acquisition by @Road of Vidus, the expected financial performance of @Road, as well as strategic and operational plans of @Road. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, but are not limited to, the possibility that the transaction will not close, that the closing may be delayed, the reaction of @Road and Vidus customers to the transaction, the ability of @Road to integrate Vidus’s operations and employees, the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 12, 2004, Report on Form 10-Q dated November 8, 2004 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of @Road, Inc. The @Road logo is a trademark of @Road, Inc.